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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Charter Communications, Inc.:


     We consent to the incorporation by reference in the Post-effective Amendment No. 1 to Form S-1 registration statement on Form S-3 of Charter Communications, Inc. of our report relating to the consolidated balance sheets of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, members' equity/partners' capital and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in Amendment No. 1 to registration statement (No. 333-41486) on Form S-1 dated September 22, 2000, and to the reference to our firm under the heading "Experts" in the registration statement.


                                       /s/  KPMG LLP

Dallas, Texas

January 26, 2001